UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	February 13, 2009

HALLMARK FINANCIAL SERVICES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

001-11252	87-0447375
(Commission File Number)	(IRS Employer Identification No.)

777 Main Street, Suite 1000, Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

817-348-1600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On February 13, 2009, American Hallmark Insurance Company of Texas (the “Company”) executed a Stock Purchase Agreement with T.B.A. Insurance Group, Ltd. (the “Seller”) pursuant to which the Company agreed to acquire 100% of the issued and outstanding shares of CYR Insurance Management Company (“CYR”), a Texas corporation.  CYR has as its primary asset a management agreement with State and County Mutual Fire Insurance Company (“SCM”) which provides for CYR to have management and control of SCM.  Prior to the execution and closing of the Purchase Agreement, there was no material relationship between the Seller and the Company or any of its affiliates.  Pursuant to the Purchase Agreement, the Company will acquire 100% of the issued and outstanding shares of CYR for consideration of a base purchase price of $2.0 million plus an amount equal to the capital and surplus of SCM as of the closing date.  The Company will also pay an override commission in an amount equal to one percent (1%) of the net premiums and net policy fees of SCM for the years 2010 and 2011 subject to a maximum of $1,250,000.  The base purchase price and capital and surplus amount will be paid in cash at closing out of the Company’s existing working capital.  The override commission will be paid monthly as the subject premiums and policy fees are written.

The description of the Stock Purchase Agreement set forth above is qualified in its entirety by reference to the definitive agreement filed as an exhibit to this Current Report on Form 8-K and incorporated herein by this reference.

Item 9.01                      Financial Statements and Exhibits

(c)           Exhibits.

10.1	Stock Purchase Agreement dated February 13, 2009, between American Hallmark Insurance Company and T.B.A. Insurance Group, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

HALLMARK FINANCIAL SERVICES, INC.

Date: February 18, 2009	By:	/s/ Jeffrey R. Passmore
Jeffrey R. Passmore, Chief Accounting Officer